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                                                                    EXHIBIT 99.3

                                                                   (TESORO LOGO)

FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


                  TESORO PROVIDES FIRST QUARTER OF 2003 UPDATE


         SAN ANTONIO - APRIL 1, 2003 - Tesoro Petroleum Corporation (NYSE:TSO) today provided an update regarding the first quarter of 2003.

         Consistent with the company's goal of reducing cash operating expenses this year, the company offered voluntary enhanced retirement benefits to qualified employees during the first quarter. These enhanced benefits, including severance packages due to a workforce reduction and other reorganization costs, will result in a pretax charge during the first quarter of approximately $9 million, of which about $7 million is non-cash. "Despite this charge, we expect to report a profit for the first quarter compared to a loss of $1.15 per share in the first quarter of 2002," said Bruce A. Smith, Chairman, President and CEO of Tesoro.

         The company also announced that it made a $60 million term debt payment yesterday including the scheduled repayment of $13 million for the first quarter. During the first quarter the total amount of term debt repaid was $76 million.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly


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560,000 barrels per day. Tesoro's retail marketing system includes approximately
600 branded retail stations; of which over 200 are company operated under the Tesoro(R) and Mirastar(R) brands.

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain projections as to the expectations regarding first quarter earnings. Factors which may cause actual results to differ from those forward-looking statements include, changes in pricing of crude oil and finished products, changes in general economic conditions, worldwide political conditions and war, disruptions due to equipment interruptions or failure at Tesoro or third-party facilities, and other factors beyond Tesoro's control. For more information concerning factors that could cause such a difference, see Tesoro's annual report on Form 10-K and other of Tesoro's reports filed with the Securities and Exchange Commission. Tesoro undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which Tesoro becomes aware of, after the date hereof.

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